Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 84 to the Registration Statement No. 811-2841 on Form N-1A of Fidelity Capital Trust, of our reports each dated December 12, 2003 appearing in the Annual Reports to Shareholders of Fidelity Stock Selector and Fidelity Small Cap Independence Fund for the year ended October 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 29, 2003